Exhibit 10.3
[Manufacturers and Traders Trust Company]

February 9, 2006
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Attention: Gary Sproule, CFO
United Tote Company
11505 Susquehanna Trial
Glen Rock, PA 17327
Attention: Terry Woods, President
     Re:     Sale of United Tote Company
Gentlemen:
     Pursuant to a Credit Agreement dated September 5, 2003, as amended by a First Amendment dated January 4, 2005, a Second Amendment dated June 13, 2005, a Third Amendment dated August 22, 2005, and a Fourth Amendment dated November 23, 2005 (as so amended, the “Credit Agreement”) by and among United Tote Company (“Borrower”) and Manufacturers and Traders Trust Company (“Lender”), Lender has made certain loans and financial accommodations available to Borrower. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
     Borrower, UT Group, LLC (the former sole shareholder of Borrower), Youbet.com, Inc. (“Youbet”), and UT Gaming, Inc., a wholly-owned subsidiary of Youbet (“Purchaser”), in a Stock Purchase Agreement dated as of November 30, 2005, as amended (the “Purchase Agreement”), agreed that Purchaser will acquire 100% of Borrower’s outstanding capital stock (the “Capital Stock”) at the time of purchase.
     The acquisition of Borrower by Purchaser would constitute an Event of Default (the “Potential Event of Default”) pursuant to the terms and conditions set forth in the Credit Agreement in that Borrower would undergo a Change of Control. Pursuant to Section 9(b) of the Credit Agreement, upon the occurrence of any such Event of Default, Lender may declare all or any part of any Obligations immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower or any Subsidiary.
     Lender agrees to forbear from exercising its rights and remedies as set forth in the Credit Agreement (including any right to collect default interest or accelerate the maturity date of any loans made by Lender to Borrower) with respect to the Potential Event of Default during the Forbearance Period (as defined below) on the following express conditions:
     a. Affirmation of Obligations. Borrower hereby acknowledges that the Transaction Documents and the Obligations of Borrower thereunder constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, and Borrower hereby affirms its obligations under the Transaction Documents.
     b. Financial Statements. Borrower shall deliver, in form and substance satisfactory to Lender, (i) a detailed budget for the fiscal year ending December 31, 2006; and (ii) a 13-week cash forecast through May 5, 2006, in each case no later than February 15, 2006.
     c. Guaranty. Each of Youbet and Purchaser shall enter into, concurrently with the closing of the acquisition, a Guaranty in form and substance satisfactory to Lender in which Youbet and Purchaser, as primary obligors and not as sureties, guarantee to Lender the Obligations under the Credit Agreement, which Guaranty shall constitute a Transaction Document under the Credit Agreement. Upon the receipt of such Guaranty, Lender shall release UT Group, LLC from the Continuing Guaranty delivered by it in connection with the consummation of the financing transactions described in the Credit Agreement.
     As used herein, “Forbearance Period” shall mean the period commencing on the date of the consummation of the acquisition of Borrower pursuant to the Stock Purchase Agreement and continuing through the earliest of : (i) April 30, 2006; (ii) the occurrence of any Event of Default, other than the Potential Event of Default or any Event of Default arising as a result of a breach of Section 8 of the Credit Agreement for the period ending April 30, 2006; (iii) the date of any breach of any of the conditions, agreements, representations or warranties provided in this letter agreement; and (iv) the date on which the Lender received written notice from Youbet that the Purchase Agreement has been terminated. In the event the acquisition is not consummated by February 13, 2006, this letter agreement and any and all guaranties, pledge agreements or other documents executed and delivered by Youbet and Purchaser shall be deemed null and void and of no legal consequence.
     The Borrower acknowledges and agrees that upon the termination of Lender’s agreement to forbear as provided herein, Lender shall be entitled to exercise any or all of its rights and remedies under the Transaction Documents or any applicable law, including seeking the appointment of a receiver, acceleration of the Obligations and at any time thereafter Lender shall be entitled to exercise any or all of its rights and remedies under the Transaction Documents as a result of any Default or Event of Default.
     Each of Youbet, Purchaser and Borrower (collectively, the “Companies”) hereby acknowledge and agree that (a) Lender has not agreed to, and Lender has no obligations whatsoever to discuss, negotiate or to agree to, any restructuring of Companies’ liabilities to Lender, or any modification, amendment, restructuring, restatement or renewal of the Credit Agreement or the other Transaction Documents, (b) if there are any future discussions between Lender and Companies concerning any such modification, amendment, restructuring, restatement, renewal or forbearance, that no modification, amendment, restructuring, restatement, renewal, forbearance, compromise, settlement, agreement or understanding with respect to Companies’ liabilities to Lender under the Credit Agreement or the other Transaction Documents or any term, provision or aspect thereof, shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of all parties thereto, and that none of the parties hereto shall assert or claim in any legal proceedings or otherwise that any such agreement or contract exists except in accordance with the terms of this agreement, (c) if there are any future discussions among Lender and Companies or any of their respective affiliates concerning any new loan, financing or other extension of credit by Lender, that no such discussions or any written correspondence, proposals or other communications in conjunction therewith shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until, if ever, reduced to writing and signed by authorized representatives of all parties thereto, and that none of the parties hereto shall assert or claim in any legal proceedings or otherwise that any such agreement or contract exists except in accordance with the terms of this agreement, and (d) except as otherwise expressly set forth herein, the Credit Agreement and the other Transaction Documents shall remain unchanged and in full force and effect.
     This letter agreement is limited as specified and shall not constitute (i) an endorsement of any action or inaction of any Company or (ii) a modification, amendment or waiver of any other provision of the Credit Agreement or any of the other Transaction Documents. Each Company agrees that it will not assert laches, waiver or any other defense to the enforcement of any of the Transaction Documents based upon the foregoing agreement.
     This Agreement shall be construed and enforced in accordance with and governed by all of the provisions of the internal laws (as opposed to conflicts of law provisions) of the State of Maryland.
     All provisions, terms or conditions and all covenants, representations, warranties and agreement contained in the Transaction Documents shall remain in full force and effect, except as expressly provided herein. The forbearance referenced herein is limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based and shall not be deemed to constitute a waiver or modification of any other term, provision or condition of the Credit Agreement or any other Transaction Document or to prejudice any right or remedy that any holder of the Security Documents may now have or may have in the future.
     Please acknowledge your receipt and acceptance of the terms of this letter by signing in the space below.
{Signatures on following page}

Sincerely, MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ William Keehn
Name:	William Keehn
Title:	Vice President

YOUBET.COM, INC.
By:	/s/ Gary W. Sproule
Name:	Gary W. Sproule
Title:	Chief Financial Officer

UT GAMING, INC.
By:	/s/ Gary W. Sproule
Name:	Gary W. Sproule
Title:	Chief Financial Officer

UNITED TOTE COMPANY
By:	/s/ Robert E. Michalik
Name:	Robert E. Michalik
Title:	Vice President